Exhibit 99.1

NEWS RELEASE

Balbir Bakhshi Appointed to Tradeweb Markets Board of Directors

NEW YORK – June 29, 2021 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today announced the appointment of Balbir Bakhshi to the company’s Board of Directors effective July 1, 2021. He succeeds Brian West, who will be stepping down from the Tradeweb board.

Mr. Bakhshi is Chief Risk Officer, London Stock Exchange Group plc (LSEG) and a member of the Group’s executive committee. Prior to joining LSEG in January 2021, he was Group Head of Non-Financial Risk Management at Deutsche Bank. Prior to this, Mr. Bakhshi was Global Head of Operational Risk Management at Credit Suisse and previously held a variety of senior roles at Credit Suisse including UK Investment Banking Chief Risk Officer and Head of Market Risk.

Martin Brand, Chairman of the Board, Tradeweb Markets, said: “Balbir Bakhshi brings to the board a deep and impressive background in leadership, operations and risk management. His experience and profound knowledge in these areas will be a valuable addition to the Tradeweb board.”

Lee Olesky, CEO, Tradeweb Markets, said: “Balbir brings an enterprise perspective shaped by a wide range of risk management roles. As we continue to grow and broaden our reach, this perspective will be vital to our board and management team. We would also like to thank Brian West for bringing his insight to the board over the last 2 plus years during a period of formidable growth and change for our company.”

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 65 countries. On average, Tradeweb facilitated more than $870 billion in notional value traded per day over the past four fiscal quarters. For more information, please go to www.tradeweb.com.

Media contact Daniel Noonan, Tradeweb +1 646 767 4677 daniel.noonan@tradeweb.com	Investor contact Ashley Serrao, Tradeweb + 1 646 430 6027 ashley.serrao@tradeweb.com